UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2024

Bright Mountain Media, Inc.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

000-54887	27-2977890
(Commission File Number)	(IRS Employer Identification No.)

6400 Congress Avenue, Suite 2050

Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 707-5959

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Bright Mountain Media, Inc. (the “Company”) and its subsidiaries are parties to an Amended and Restated Senior Secured Credit Agreement between itself, the lenders party thereto (the “Lenders”), and Centre Lane Partners Master Credit Fund II, L.P., as Administrative Agent and Collateral Agent (“Centre Lane Partners”), dated June 5, 2020, as amended (the “Credit Agreement”).

Effective as of December 26, 2024, the Company and its subsidiaries, CL Media Holdings LLC, Bright Mountain LLC, MediaHouse, Inc., Deep Focus Agency LLC, and BV Insights LLC, Centre Lane Partners, and the Lenders entered into the Twenty-First Amendment to Amended and Restated Senior Secured Credit Agreement (the “Twenty-First Amendment”) to amend certain terms of the Credit Agreement.

The Twenty-First Amendment was entered into in for the purpose of securing a bond (the “Bond”) to stay execution of a judgment in the amount of approximately $1.7 million (the “Judgment”) that was entered into against the Company as a result of certain previously disclosed litigation (the “Ladenburg Litigation”), as the Company intends to appeal the Judgment.

On December 26, 2024, pursuant to the Twenty-First Amendment, the Company borrowed an additional approximately $1.9 million from the Lenders, which funds were used to secure the Bond. Amounts drawn pursuant to the Twenty-First Amendment (the “Twenty-First Amendment Loan Amounts”), including all accrued but unpaid principal and interest thereon, will mature and become payable on the earlier of (i) the date upon which the Ladenburg Litigation is resolved and results in the Company being obligated to pay less than the Judgment and (ii) April 20, 2026.

Interest incurred on the Twenty-First Amendment Loan Amounts will be payable in a combination of cash and payments in kind. Interest to be paid in cash (the “Twenty-First Amendment Cash Pay Rate”) will accrue at (i) a rate of 0% per annum from the date the Twenty-First Amendment Loan Amounts are funded until June 30, 2025 and (ii) a rate of 5% per annum thereafter; provided, however, if prior to June 30, 2025, the Company informs Centre Lane Partners that it will pay the PIK Fee (as defined below) to the Lenders, then the interest rate will remain 0% per annum. Interest to be paid in kind (the “Twenty-First Amendment PIK Pay Rate”) will accrue at (x) a rate of 15% per annum from the date the Twenty-First Amendment Loan Amounts are funded until June 30, 2025 and (y) a rate of 10% per annum thereafter; provided, however, if prior to June 30, 2025, the Company informs Centre Lane Partners that it will pay the PIK Fee to the Lenders, then the interest rate will remain 15% per annum. For purposes of the foregoing, the “PIK Fee” shall mean an amount equal to 2% of the Twenty-First Amendment Loan Amounts outstanding payable in kind.

If the Twenty-First Amendment Loan Amounts are prepaid prior to April 20, 2026, then an amount equal to the minimum amount of all additional interest that would have accrued from the date of such prepayment through April 20, 2026, calculated at the Twenty-First Amendment Cash Pay Rate or the Twenty-First Amendment PIK Pay Rate, as applicable, will be paid in addition to the prepayment amount. Further, any amounts released under the Bond or under a related indemnity agreement entered into in connection with the Bond shall be used to prepay the Twenty-First Amendment Loan Amounts. The Twenty-First Amendment Loan Amounts are secured by a perfected, first priority security interests in all assets and capital stock held in or by the Company and all existing and future subsidiaries of the Company.

In connection with the Twenty-First Amendment and as consideration therefor, the Company agreed to issue a number of shares of the common stock of the Company, par value $0.01 per share (the “Common Stock”), equal to 2.5% of the fully-diluted pro forma ownership of the Company, or 5,001,991 shares of Common Stock, to an affiliate of the Lenders. Following such issuance, Centre Lane Partners and its affiliates collectively beneficially own approximately 23.6% of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bright Mountain Media, Inc.

Date: January 2, 2025	By:	/s/ Matt Drinkwater
Matt Drinkwater
Chief Executive Officer